CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our reports dated February 28, 2008 on the financial statements and financial highlights of BNY Hamilton Multi-Cap Equity Fund and BNY Hamilton Municipal Enhanced Yield Fund, each a series of BNY Hamilton Funds, Inc. Such financial statements and financial highlights are included by reference in the Post Effective Amendment to the Registration Statement on Form N-1A of Managers AMG Funds. We also consent to the use of the financial highlights within the Prospectuses and references to our Firm in such Registration Statement.

TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

October 29, 2008